Exhibit 10.10

First National Incentive Plan (FNIP)

For the Plan Year 1/1/07 through 12/31/07

Executive Management

Confidential

Purpose

The purpose of this plan is to encourage behavior towards achievement of performance goals and provide award to eligible employees of First National Bancshares, hereafter referred to as “Company,” and based on the following metrics:

•	Earnings Growth

•	Team Performance which assists the Company in meeting its business objectives

Funding

Accruals for incentive awards under this Plan will be treated as an operating expense.

Participant Eligibility

•	Must be an “exempt” employee.

•

Participants will be grouped with peers and offered the opportunity to earn an incentive payment equivalent to a percentage of their base compensation. This percentage will be reviewed and modified as necessary on an annual basis.

•	Must be rated at least “meets expectations” as of the most recent Performance Review

•	If the participants Final Result Percentage does not meet 90% of their Team Performance goals he/she is not eligible to receive any compensation from the FNIP during the current plan year

•	If the bank does not achieve 90% of its’ Earnings Growth goal there will be no payout from the Earnings Growth component or the Team Performance Goal component.

•	Personnel Committee reserves the right to reduce any incentive amount if the bank’s overall profitability goals are not met or goals for referral, exceptions or charge offs are not met

•	Plan is in effect for the calendar year 2007 only and is not a guarantee of compensation for future years

How the Plan Works

The FNIP pays a bonus to eligible employees based on the combined results of the following components:

•	Achievement of at least 90% of the Earnings Growth and/or

•	Achievement of Team goals beginning at the 90% completion level

Earnings Growth Component

Payout on this component will be based on achievement at or above the 100% level and capping at the 110% level.

Team Performance Goal Component

Team goals are “significant” goals having substantive bearing on the bank performance, which all eligible employees share at a personal level. The CEO and board of directors will identify pertinent goals. Team Performance goals must be documented and approved at the beginning of the plan year. Goals must be measured in a consistent manner. Completion percentages must be documented and reported against established goals no later than January 15th following the end of the plan year. Each goal will be weighted on an equal basis, and no payout will be generated against Team Performance goals with less than 90% achievement factors.

Overall Payout Calculation

Distribution (payout) will be in accordance with the following weightings:

•	Earnings Growth

•	Team Performance

Overall payout %’s will be based on eligible employee’s Base Salary at the end of the Plan year. No other elements will be considered as part of earnings.

Performance Period

The performance period (Plan Year) will be the calendar year 2007. Accordingly, the Plan Year begins on January 1, 2007 and ends December 31, 2007. The plan will terminate at the end of the performance period and be reviewed for any modifications or changes given changing business conditions. The FNIP may or may not be renewed year-to-year.

Calculation and Reporting

The Finance function will track the plan’s performance, and will report monthly.

Timing of Payouts

FNIP payments, if any, will be made on an annual basis.

Eligibility for Payout

Eligible employees must be on regular status and actively at work on the date of distribution. Exceptions are the following and, in these cases, the employee may receive a pro-rata payment based on active service during the Plan Year:

•	Disability (over 12 weeks)

•	Retirement

•	Death (payment to estate)

•	New Hire (Must be employed as of September 30th), with any exceptions approved by the CEO.

Individuals, who resigned employment during the Plan Year, or anytime between the end of the Plan Year and the date of distribution of payouts, are not eligible for any payout.

The Company has the right to terminate, suspend, withdraw, amend or modify this FNIP at any time. Any such change or termination will be based solely on the decision of the CEO & Board of Directors. This description does not create a contract or a guarantee of employment between the Company and any individual.

Tax and Benefit Considerations

Any FNIP payments will be subject to all normal federal, state and local income tax requirements. FNIP payments will be eligible for consideration with respect to the 401(k) plans. Payments will not, however, have applicability where any other benefit plans are concerned, i.e. vacation pay; overtime; medical, life and disability plans, etc.